Exhibit 3.19

ARTICLES OF ORGANIZATION

OF

WORLDSPAN OPENTABLE HOLDINGS, LLC

I.                                         NAME.  The name of the Limited Liability Company is WORLDSPAN OPENTABLE HOLDINGS, LLC (the “Company”).

II.                                     MANAGEMENT.  Management of the Company is vested in its sole Member, WORLDSPAN, L.P., who may from time to time in its discretion appoint one or more officers to manage the business and affairs of the Company.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization, this 25th day of September, 2000.

/s/ Robert C. Hussle
Robert C. Hussle As Organizer